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                                DISTRIBUTION PLAN

                                       OF

                                ATLAS ASSETS, INC


          WHEREAS, Atlas Assets, Inc. (the "Company") is a Maryland corporation which offers shares of common stock in various series ("Series");

          WHEREAS, Atlas Securities, Inc. ("Distributor") will serve as distributor of the shares of common stock of the Company, and the Company and the Distributor are parties to a principal underwriting agreement (the "Agreement");

          WHEREAS, the purpose of this Distribution Plan (the "Plan") is to authorize the Company to bear expenses of distribution of its shares, including reimbursement to the Distributor for its expenses in the promotion of the sale of shares of the Company, pursuant to the Agreement;

          WHEREAS, the Board of Directors of the Company has determined that there is a reasonable likelihood that this Plan will benefit the Company and its shareholders:

          NOW, THEREFORE, the Company adopts this Plan as follows:

          1. The Company may expend pursuant to this Plan amounts not to exceed .25 of 1% of the average daily net assets of each Series per annum, reimbursable on a quarterly basis for actual costs expended on behalf of that Series in that year. Reimbursements from one Series may not be expended for expenses of another Series. The Distributor may make payments not to exceed
 .25% to securities dealers.

          2. As Distributor of the shares of the Company, it may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in the sale of the Company's shares, including, but not limited to, payment of trail commissions and other payments to brokers, dealers, financial institutions or others who sell shares and/or service shareholder accounts; compensation to and expenses, including overhead and telephone expenses, of the Distributor; the printing of prospectuses, statements of additional information, and reports for other than existing shareholders; and the preparation, printing and distribution of sales literature and advertising materials.

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          3.   Subject to the limit in paragraph 1, the Company shall reimburse the Distributor for amounts to finance selling or servicing of shares of the Company including, but not limited to, commissions or other payments to dealers and salaries and other expenses of Distributor relating to selling or servicing efforts; PROVIDED, (i) that the Board of Directors of the Company shall have approved categories of expenses for which payment or reimbursement shall be made pursuant to this paragraph 2, and (ii) that reimbursement shall be made in accordance with the terms of the Agreement.

          4. This Plan shall not take effect until it has been approved by vote of a majority of the outstanding voting securities of the Company (as defined in the Investment Company Act of 1940 [the "1940 Act]) and by the Board of Directors as provided in paragraph 5.

          5. This Plan shall not take effect until it has been approved, together with any related agreement, by votes of the majority of both (i) the Board of Directors of the Company and (ii) those Directors of the Company who are not "interested persons" of the Company (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Plan or any agreement related to it (the "Independent Directors"), cast in person at a meeting called for the purpose of voting on this Plan and/or such agreement.

          6. The President or any Vice President of the Distributor shall provide the Board of Directors, and the Board shall review, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

          7. This Plan may be terminated as to the Company at any time by vote of a majority of the Independent Directors, or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act of the Company.
Unless sooner terminated in accordance with this provision, this Plan shall continue in effect until January 12, 1991. It may thereafter be renewed from year to year in the manner provided for in paragraph 4 hereof.

          8. Any agreement related to this Plan shall be in writing, and shall provide:

               (a) that such agreement may be terminated as to the Company at any time, without payment of any penalty, by vote of a majority of the Independent Directors or by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Company, on not more than sixty (60) days' written notice to any other party to the agreement; and


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               (b)  that such agreement shall terminate automatically
          in the event of its assignment.

          9. This Plan may not be amended to increase materially the maximum amount of fee or other distribution expenses provided for in paragraph 1 hereof with respect to the Company unless such amendment is approved by the voting securities of the Company in the manner provided in paragraph 5 hereof, and no material amendment to this Plan shall be made unless approved in the manner provided for in paragraph 5 hereof.

          10. If and to the extent that any of the expenses of the Company listed below in this paragraph are considered to be "primarily intended to result in the sale of shares" issued by the Company within the meaning of Rule 12b-1 under the 1940 Act, the Company's payment of expenses is authorized without limit under this Plan, without regard to reimbursements made by the Company pursuant to paragraph 2 of this Plan or the requirements for approval of any increase in such fees under paragraph 9 of this Plan. These expenses include: (i) the costs of preparing, printing and mailing all required reports and notices to shareholders, irrespective of whether such reports or notices contain or are accompanied by material intended to result in the sale of shares of the Company or other funds or other investments; (ii) the costs of preparing, printing and mailing of all prospectuses; (iii) the costs of preparing, printing and mailing of any proxy statements and proxies, irrespective of whether any such proxy statement include any item relating to, or directed toward, the sale of the Company's shares; (iv) all legal and accounting fees relating to the preparation of any such reports, prospectuses, proxies and proxy statements; (v) all fees and expenses relating to the qualification of the Company and/or its shares under the securities or "Blue Sky" law of any jurisdiction; (vi) all fees under the Act and the Securities Act of 1933, including fees in connection with any application for exemption relating to or directed toward the sale of Company's shares; (vii) all fees and assessments of the Investment Company Institute or any successor organization, irrespective of whether some of its activities are designed to provide sales assistance; (viii) all costs of processing share transactions, preparing and mailing confirmations of shares sold or redeemed or share certificates, and reports of share balances; and (ix) all costs of responding to telephone or mail inquiries of investors or prospective investors.

          11. It is recognized that the costs of distributing the Company's shares may exceed the sum of the sales charges collected on sales of shares and reimbursements made by the Company pursuant to paragraph 1 of this Plan. In view of this, if and to the extent that any investment advisory fees paid by the Company might be considered as indirectly financing any activity which is primarily intended to result in the sale of Company shares, the payment by the Company of such fees hereby is authorized under this Plan.


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          12.  While this Plan is in effect, the selection and nomination of
Directors of the Company who are not "interested persons" of the Company (as defined in the 1940 Act) shall be committed to the discretion of the Directors who are not interested persons.

          13. The Company shall preserve copies of this Plan and any related agreement and all reports made pursuant to paragraph 6 hereof for a period of not less than six (6) years from the date of this Plan, or such agreement or reports, as the case may be, the first two (2) years of which such reports shall be stored in an easily accessible place.

          14. NO ADMISSION OF AUTHORITY. The adoption of this Plan does not constitute any admission that the adoption of the Rule or any particular provisions thereof represented an authorized exercise of authority by the Securities and Exchange Commission.



          IN WITNESS WHEREOF, the Fund has caused this Plan to be executed by its officers thereunto duly authorized, as of January 12, 1990.


                              ATLAS ASSETS, INC.


                              By /s/ Larry E. LaCasse
                                ---------------------------------
                                Larry E. LaCasse
                                Chief Operating Officer and
                                 Senior Vice President


                              By /s/ Louise Longley
                                ---------------------------------
                                Louise Longley
                                Secretary


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